                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               GC Companies, Inc.
                (Name of Registrant as Specified In Its Charter)

                             Philip J. Szabla, Esq.
                               GC Companies, Inc.
                               27 Boylston Street
                            Chestnut Hill, MA 02167
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

   4) Proposed maximum aggregate value of transaction:
      (Set forth the amount on which the filing fee is calculated and state how it was determined):

   5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                                       GC Companies, Inc.

                                                       27 Boylston Street
                                                       Chestnut Hill, MA 02167
                                                       (617) 278-5600

[GC COMPANIES LOGO]

                                                                January 26, 1998

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 3, 1997

     The Annual Meeting of Stockholders of GC Companies, Inc. will be held at 10:00 a.m., Eastern Standard Time, on Tuesday, March 3, 1998, AT THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET (ROUTE 9), ADJACENT TO THE CHESTNUT HILL GENERAL CINEMA THEATRE, CHESTNUT HILL, MASSACHUSETTS, for the following purposes:

     1. To elect two Class I directors in accordance with the By-Laws of the Company.

     2. To consider and act on a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

     3. To transact such other business as may properly come before the meeting and any adjournments of the meeting.

     All stockholders are cordially invited to attend the meeting.


                                           By Order of the Board of Directors



                                                Philip J. Szabla
                                                   Secretary

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                                         GC Companies, Inc.

                                                         27 Boylston Street
                                                         Chestnut Hill, MA 02167
                                                         (617) 278-5600

[GC COMPANIES LOGO]

                              PROXY STATEMENT FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 3, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of GC Companies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, March 3, 1998, AT THE COMPANY'S CORPORATE HEADQUARTERS, 27 BOYLSTON STREET (ROUTE 9), ADJACENT TO THE CHESTNUT HILL GENERAL CINEMA THEATRE, CHESTNUT HILL, MASSACHUSETTS, and at any adjournments thereof. All shares will be voted in accordance with the instructions contained in the proxy, but if the proxies which are signed and returned do not specify a vote on any proposal, the proxies will be voted FOR the election of the nominees for director named herein, and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Any proxy may be revoked by a stockholder at any time before it is exercised by providing written notice of revocation to the Secretary of the Company (at the address set forth above), by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing of this proxy statement and accompanying form of proxy is expected to commence on or about January 26, 1998.

     In addition to solicitations of proxies by mail, the Company's officers, directors or employees may solicit proxies by telephone or personal communication. All costs of soliciting proxies, including reimbursement of GC Companies, Inc. fees of certain brokers, fiduciaries and nominees in obtaining voting instructions from beneficial owners, will be borne by the Company.

     Although stock transfer books will remain open, the Board of Directors has fixed the close of business on January 14, 1998 as the record date for determining the stockholders having the right to vote at the Annual Meeting. At the meeting, each share of Common Stock of the Company ("Common Stock") is entitled to one vote. At the close of business on January 14, 1998, there were 7,710,698 shares of Common Stock outstanding and entitled to vote at the meeting.

     Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspectors of election appointed for the meeting and will be counted in determining that a quorum is present. Votes are counted using written ballots.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of January 20, 1998 (except as noted in footnotes 4 and 5 below) with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each executive officer named in the Summary Compensation Table,
(iii) each director of the Company, and (iv) all current executive officers and directors as a group.

                                                                         SHARES OF COMMON STOCK
                                                                           BENEFICIALLY OWNED
                          NAME AND ADDRESS                               -----------------------
                         OF BENEFICIAL OWNER                              NUMBER         PERCENT
---------------------------------------------------------------------    ---------       -------
Smith Family Group(2)(3).............................................    2,222,208        28.82%
  c/o Richard A. Smith
  GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167
Richard A. Smith(2)(3)...............................................    1,458,877        18.92%
  c/o GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167
Nancy L. Marks(2)(3).................................................    1,030,299        13.36%
  c/o GC Companies, Inc.
  27 Boylston Street
  Chestnut Hill, MA 02167
Gabelli Funds, Inc.(4)...............................................    1,188,812        15.42%
  One Corporate Center
  Rye, NY 10580
Harris Associates L.P. and Harris Associates, Inc.(5)................      554,170         7.19%
  Two North LaSalle Street
  Suite 500 Chicago, IL 60602
William L. Brown.....................................................        1,757         *
Peter C. Read........................................................          500         *
Leonard A. Schlesinger...............................................          -0-         --
Francis E. Sutherby..................................................          -0-         --
Robert A. Smith(2)(3)(6).............................................       93,345         1.21%
Paul R. DelRossi(1)(7)...............................................       35,959         *
William B. Doeren(1)(8)..............................................        4,130         *
John G. Berylson(1)(2)(3)(9).........................................      131,321         1.70%
All current directors and officers as a group (10 persons)
  (2)(3)(10).........................................................    1,725,889        22.38%

---------------

 *   Less than 1%

 (1) The number of shares of Common Stock reported in the table for the executive officers of the Company individually and as a group includes shares allocated to each executive officer's account under the Company's Employee Stock Ownership Plan ("ESOP"), as to which the officers share voting power with the trustee of the ESOP. The number of shares is as follows: Paul R. Del Rossi -- 582; William B. Doeren --12; John G. Berylson -- 42; G. Gail Edwards -- 0; and all current executive officers as a group -- 636. Except as set forth in the preceding sentence or in the following footnotes, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

 (2) Certain of the shares included in the table have been counted more than once because of certain rules and regulations of the Securities and Exchange Commission ("SEC"). The total number of shares owned by, or for the benefit of, Richard A. Smith, Nancy L. Marks and members of their families is as shown for the "Smith Family Group". See
     Note 3. Mr. Smith and Mrs. Marks are "control" persons of the Company within the meaning of the rules and regulations of the SEC.

 (3) The Smith Family Group includes Richard A. Smith, Chairman and Chief Executive Officer of the Company; Nancy L. Marks, Richard A. Smith's sister; Robert A. Smith, President and Chief Operating Officer of the Company, who is Richard A. Smith's son; John G. Berylson, Senior Vice President and Chief Investment Officer of the Company, who is Richard A. Smith's son-in-law; other members of their families; and various Smith family corporations, trusts and charitable foundations. Members of the Smith Family Group possess sole or shared voting power over all of the shares shown in the table as being beneficially owned by the Smith Family Group.

     Certain members of the Smith Family Group have filed a Schedule 13D dated December 15, 1993 (the "Smith Family Group 13D") with the SEC. The Smith Family Group 13D discloses that certain members of the Smith Family Group have executed the "Smith-Lurie/Marks Family Stockholders' Agreement Re GC Companies, Inc." dated December 15, 1993, as amended and supplemented (the "Stockholders' Agreement"). With certain exceptions, the Stockholders' Agreement imposes restrictions on the ability of members of the Smith Family Group to dispose of their shares of Common Stock of the Company for five years from the date of the Stockholders' Agreement. According to the Smith Family Group 13D, not all of the shares of Common Stock owned beneficially by the members of the Smith Family Group are subject to the Stockholders' Agreement. Currently, 1,801,432 shares of Common Stock are subject to the terms of the Stockholders' Agreement.

 (4) The information reported is based on an amendment to Schedule 13D dated December 12, 1996 filed with the SEC by the Gabelli Funds, Inc. and its affiliates (collectively, the "Gabelli Affiliates"). The Gabelli Affiliates have sole investment power over 1,188,812 shares of Common Stock reported in the table, and sole voting power over 1,169,312 of such shares.

 (5) The information reported is based on an amendment to Schedule 13G dated February 19, 1997 filed with the SEC by Harris Associates L.P. and its affiliate Harris Associates, Inc. (collectively, "Harris"). Harris has sole investment power over 143,170 shares of Common Stock, shared investment power over 554,170 additional shares of Common Stock and shared voting power over all of the shares of Common Stock reported in the table.

 (6) Includes 16,000 shares held by Robert A. Smith as trustee, as to which he disclaims beneficial ownership. Robert A. Smith is the son of Richard A. Smith, Chairman and Chief Executive Officer of the Company, and is the brother-in-law of John G. Berylson, Senior Vice President and Chief Investment Officer of the Company.

 (7) Includes 405 shares of Common Stock held by members of Mr. Del Rossi's immediate family and 22,387 shares of Common Stock subject to outstanding options exercisable within 60 days of January 20, 1998. Also includes 3,522 shares of restricted Common Stock over which Mr. Del Rossi has voting but not investment power.

 (8) Consists of 4,130 shares of Common Stock subject to options exercisable within 60 days of January 20, 1998.

 (9) Includes 80,937 shares held by Mr. Berylson's wife, 16,000 shares held in an insurance trust for the benefit of Mr. Berylson's wife, 20,006 shares held by Mr. Berylson as a trustee, as to which Mr. Berylson disclaims beneficial ownership, and 5,145 shares of Common Stock subject to outstanding options exercisable within 60 days of January 20, 1998. Also includes 1,135 shares of restricted stock over which Mr. Berylson has voting, but not investment power. Mr. Berylson, a member of the Smith Family Group, is the son-in-law of Richard A. Smith, Chairman and Chief Executive Officer of the Company, and is the brother-in-law of Robert A. Smith, President and Chief Operating Officer of the Company.

(10) Includes 39,529 shares of Common Stock subject to outstanding options exercisable within 60 days of January 20, 1998. Also includes 4,657 shares of restricted Common Stock described in Notes 7 and 9 above.

                           1.  ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three classes. At each Annual Meeting, a class of directors is elected for a full term of three years to succeed those whose terms are expiring.

     Two Class I directors are to be elected for a three year term at the Annual Meeting. The persons named in the accompanying proxy will vote each proxy for the election of the nominees listed below, unless directed otherwise. Each nominee is currently a member of the Board of Directors. Mr. Schlesinger was elected to the Board of Directors in May, 1997. The Company has no reason to believe that either nominee will become unavailable for election, but if for any reason that should be the case, the proxies may be voted for substitute nominees. A plurality of the votes cast at the Annual Meeting is required to elect a director. Proxies withholding authority to vote for a nominee will be treated as votes cast against the election of such nominee. Broker non-votes will not be treated as votes cast and therefore will not be counted in calculating a plurality.

     All of the nominees for director, and the directors who will continue to serve after the 1998 Annual Meeting, are listed below with their principal occupations for the last five years.

             NOMINEES FOR TERM EXPIRING IN 2001 (CLASS I DIRECTORS)

FRANCIS E. SUTHERBY, age 65, Director since 1993

     Partner of Deloitte & Touche LLP, the independent auditors of the Company, from 1968 until his retirement in May 1992.

LEONARD A. SCHLESINGER, age 45, Director since May, 1997

     Mr. Schlesinger is the George Fisher Baker, Jr. Professor of Business Administration at the Harvard Business School. He has served as a faculty member at the Harvard Business School for more than five years. Mr. Schlesinger serves as a director of The Limited, Inc., a clothing retailer, Pegasystems, Inc., a customer service software company, and Borders Group, Inc., a book store chain.

            DIRECTOR WHOSE TERM EXPIRES IN 1999 (CLASS II DIRECTOR)

PETER C. READ, age 61, Director since 1994

     Currently active in consulting, venture capital and civic and charitable matters; Executive Vice President of The First National Bank of Boston until his retirement in September 1992; Director of Granite State Bank.

           DIRECTORS WHOSE TERMS EXPIRE IN 2000 (CLASS III DIRECTORS)

WILLIAM L. BROWN, age 76, Director since 1993

     Retired Chairman of Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston; Director of Standex International Corporation and Ionics, Incorporated and a trustee of Bradley Real Estate Trust.

RICHARD A. SMITH, age 73, Director since 1993

     Chairman and Chief Executive Officer of the Company since 1993; President of the Company from 1993 until November 1995; Chairman of Harcourt General, Inc. ("Harcourt General") and of The Neiman Marcus Group, Inc., a majority owned subsidiary of Harcourt General ("Neiman Marcus"); Chief Executive Officer of Harcourt General and of Neiman Marcus since January 15, 1997 and prior to December 1991;

Director of Neiman Marcus. Mr. Smith is the father of Robert A. Smith, President and Chief Operating Officer of the Company, and the father-in-law of John G. Berylson, Senior Vice President and Chief Investment Officer of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended October 31, 1997, the Board of Directors held four meetings and acted by unanimous written consent on two other occasions. During fiscal 1997, each director of the Company participated in at least 75% of the aggregate number of Board meetings and meetings held by the committees of which he is a member. The By-laws of the Company designate three principal standing committees. Set forth below are descriptions of the functions of such committees and the names of their current members.

     Audit Committee. The members of the Audit Committee, which met three times during fiscal 1997, are Messrs. Sutherby (Chairman), Brown, Read and Schlesinger. The functions of the Audit Committee include the review of the scope of the services of the Company's independent auditors and the responsibilities of the Company's internal audit department and a continuing review of the Company's internal procedures and controls. The Audit Committee also annually reviews the Company's audited financial statements, considers the qualifications and fees of the independent auditors of the Company and makes recommendations to the Board of Directors as to the selection of the auditors and the scope of their audit services.

     Compensation Committee. The members of the Compensation Committee, which met two times during fiscal 1997, are Messrs. Brown (Chairman), Sutherby, Read and Schlesinger. The functions of the Compensation Committee include the review or determination of salaries, benefits and other compensation for officers and key employees of the Company and the administration of the Company's incentive plans.

     Special Review Committee. The members of the Special Review Committee, which met once during fiscal 1997, are Messrs. Sutherby (Chairman), Brown, Read and Schlesinger. The primary function of the Special Review Committee is to make all determinations for the Company pursuant to the terms of the Intercompany Services Agreement between the Company and Harcourt General, including the consideration of the fees charged to the Company by Harcourt General pursuant to the Intercompany Services Agreement. For additional information regarding the Intercompany Services Agreement, see "Executive Compensation -- Summary Compensation Table" (Note 1).

     The Company does not currently have a Nominating Committee. The Company's By-laws provide that the Board of Directors or any nominating committee appointed by the Board of Directors must carefully consider all suggestions for nominees to the Board of Directors which are timely received in proper written form. To be timely, notice shall be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company (see "Deadline for Submission of 1999 Stockholder Proposals and Nominations"). To be in proper written form, a stockholder's notice shall set forth in writing (i) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving the notice (x) the name and address, as they appear on the Company's books, of such stockholder and (y) the class and number of shares of the corporation which are beneficially owned by such stockholder.

DIRECTORS' COMPENSATION

     Directors who are not affiliated with the Company each receive an annual retainer of $15,000 and a fee of $1,500 per Board of Directors meeting attended, plus travel and incidental expenses (none in fiscal 1997) incurred in attending meetings and carrying out their duties as directors. Such directors also receive a fee of

$750 (the Chairmen receive $1,000) for each committee meeting attended. If a director is unable to attend a meeting in person but participates by telephone, he receives one-half of the fee that otherwise would be payable.

     The Company offers non-employee directors the alternative of receiving directors' fees on a deferred basis. Those directors may elect to defer receipt of all or a specified portion of their fees (i) in the form of cash with interest at a rate equal to the average of the top rates paid by major New York banks on three month negotiable certificates of deposit; or (ii) in the form of stock based units, the value of each unit initially being equal to the fair market value of one share of Common Stock of the Company on the date the fees would otherwise be payable. To date, each director has elected to receive fees on a deferred basis using the stock based method.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that all filing requirements applicable to its insiders were complied with during fiscal 1997.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table provides information on the compensation provided for services rendered to the Company and its predecessor during fiscal 1997, 1996 and 1995 to the Company's Chief Executive Officer and the other executive officers of the Company at the end of fiscal 1997 who were not employed by Harcourt General, Inc. ("Harcourt General").

                                                                                 ANNUAL COMPENSATION
                                                                        -------------------------------------
                                                                                 AWARDS
                                         LONG TERM COMPENSATION         ------------------------
                                   ----------------------------------   RESTRICTED   SECURITIES     PAYOUTS
                                                         OTHER ANNUAL     STOCK      UNDERLYING    ----------    ALL OTHER
   NAME AND PRINCIPAL     FISCAL    SALARY     BONUS     COMPENSATION     AWARDS     OPTIONS/SARS     LTIP      COMPENSATION
        POSITION           YEAR      ($)       ($)(2)       ($)(3)        ($)(4)         (#)       PAYOUTS(5)      ($)(6)
------------------------  ------   --------   --------   ------------   ----------   -----------   ----------   ------------
Richard A. Smith........   1997       --         --          --            --           --            --            --
Chairman (President        1996       --         --          --            --           --            --            --
until November             1995       --         --          --            --           --            --            --
1995) and Chief
Executive Officer (1)
Robert A. Smith.........   1997       --         --          --            --           --            --            --
President and Chief        1996       --         --          --            --           --            --            --
Operating Officer (1)      1995       --         --          --            --           --            --            --
Paul R. Del Rossi.......   1997    $330,076   $ 59,807       --            --           3,200         --          $ 13,128
President and Chief        1996    $321,115   $ 49,600     $123,347        --           3,000         --          $ 15,133
Executive Officer of       1995    $280,000   $140,000     $ 71,657        --           --            --          $ 10,001
General Cinema
Theatres, Inc. (7)
William B. Doeren.......   1997    $318,774   $ 34,708       --            --           3,000         --          $ 11,717
Executive Vice             1996    $311,538   $ 38,400       --            --           8,825         --          $  1,188
President and Chief        1995       --         --          --            --           --            --            --
Operating Officer of
General Cinema
Theatres, Inc. (8)
John G. Berylson........   1997    $300,138   $150,000       --          $ 48,792       2,800       $179,269      $ 33,452
Senior Vice President      1996    $273,507      --          --            --           3,000       $705,000      $ 11,910
and Chief Investment       1995    $239,654   $ 84,000       --            --           2,500         --          $ 10,503
Officer (9)
G. Gail Edwards.........   1997    $253,346   $125,665       --            --           7,120         --          $ 12,137
Vice President, Chief      1996    $ 85,865   $ 44,000       --            --           --            --          $  1,937
Financial Officer and      1995       --         --          --            --           --            --            --
Treasurer (10)

---------------

 (1) Under the Intercompany Services Agreement between the Company and Harcourt General entered into in December 1993, and amended in November, 1995, Harcourt General provides the services of Richard A. Smith as Chairman and Chief Executive Officer of the Company, and Robert A. Smith as President and Chief Operating Officer of the Company, as well as such additional corporate services as are agreed to from time to time between the Company and Harcourt General. The payment of fees under the Intercompany Services Agreement has been and will continue to be subject to the approval of the Special Review Committee, a committee of the Company's Board of Directors consisting solely of directors who are not affiliated with Harcourt General. Richard A. Smith and Robert A. Smith receive all of their cash and non-cash compensation from Harcourt General. Of the amounts paid by the Company to Harcourt General under the Intercompany Services Agreement for fiscal 1997, 1996 and 1995, approximately $242,838, $429,000 and $381,900, respectively, were attributable to Richard A. Smith's services, and approximately $202,230, $193,900 and $100,700, respectively, were attributable to

     Robert A. Smith's services. These amounts include costs related to their base compensation, bonus and benefits, all of which are direct obligations of Harcourt General.

 (2) Bonus payments are reported with respect to the year in which the related services were performed.

 (3) No disclosure regarding items included in this category is required unless the amount in any year exceeds the lesser of $50,000 or 10% of the annual salary and bonus for the named executive officer.

 (4) Twenty percent of an award of restricted Common Stock are freed from the restrictions on transfer each year, commencing one year after the date of grant, provided that the recipient continues to be employed by the Company on the anniversary date of the grant. Holders of restricted stock are entitled to vote their restricted shares. In the event of termination of employment for any reason, other than death or permanent disability, restricted shares are forfeited by the holder and revert to the Company.

 (5) The long term incentive plan ("LTIP") payout reported in this category with respect to Mr. Berylson for fiscal 1997 includes cash portions of Mr. Berylson's share of an incentive pool relating to the Company's investment activity in accordance with the terms of the GCC Investments, Inc. Incentive Plan (the "Pool Plan") See, "Long Term Incentive Plans Awards in Last Fiscal Year.".

 (6) The items accounted for in this category include the value of allocated ESOP shares, the cost to the Company of matching contributions under the Key Employee Deferred Compensation Plan and life insurance premiums. For fiscal 1997, such amounts for each of the named executive officers other than Richard A. Smith and Robert A. Smith were, respectively, as follows:
     Mr. Del Rossi -- $500, $11,321 and $1,307; Mr. Doeren -- $500, $9,955 and
     $1,262; Mr. Berylson -- $500, $31,764 and $1,188; and Ms. Edwards -- $0,
     $11,134 and $1,003.

 (7) The stock option and restricted stock awards shown in the table for Mr. Del Rossi for fiscal 1994 were awarded pursuant to Mr. Del Rossi's employment agreement with the Company dated December 14, 1993. At the end of fiscal 1997, Mr. Del Rossi held 3,522 shares of restricted stock, having a market value (based on the New York Stock Exchange closing price of $41.9375 at October 31, 1997) of $147,704. All of the restricted shares held by Mr. Del Rossi were granted in fiscal 1994. See "Transactions Involving Management."

 (8) Mr. Doeren's employment commenced on October 2, 1995.

 (9) The restricted stock awards shown in the table for Mr. Berylson are based upon 30% of the amounts available for distribution, in accordance with the Pool Plan. See, "Long Term Incentive Plan Awards in Last Fiscal Year."

(10) Ms. Edwards' employment commenced on June 24, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding options granted under the Company's 1993 Equity Incentive Plan during the fiscal year ended October 31, 1997 to the executive officers named in the Summary Compensation Table.

                                           INDIVIDUAL GRANTS(1)                            POTENTIAL REALIZABLE
                     -----------------------------------------------------------------       VALUE AT ASSUMED
                        NUMBER OF            % OF                                          ANNUAL RATES OF STOCK
                        SECURITIES      TOTAL OPTIONS                                       PRICE APPRECIATION
                        UNDERLYING        GRANTED TO     EXERCISE OR                        FOR OPTION TERM(3)
                     OPTIONS GRANTED     EMPLOYEES IN    BASE PRICE                        ---------------------
       NAME               (#)(1)         FISCAL YEAR      ($/SH)(2)    EXPIRATION DATE      5%($)        10%($)
-------------------  ----------------   --------------   -----------   ---------------     --------     --------
Richard A.
  Smith(4).........         --                 --            --              --               --           --
Robert A.
  Smith(4).........         --                 --            --              --               --           --
Paul R. Del
  Rossi............        3,200             8.21%         $34.625         11/14/06        $ 69,682     $176,582
William B.
  Doeren...........        3,000             7.69%         $34.625         11/14/06        $ 65,327     $165,546
John G. Berylson...        2,800             7.18%         $34.625         11/14/06        $ 60,972     $154,509
G. Gail Edwards....        7,120            18.26%         $34.625         11/14/06        $155,043     $392,895

---------------

(1) No stock appreciation rights were granted to any named executive officer during fiscal 1997. The option grants listed are non-qualified stock options having a term of 10 years and one day; they become exercisable at the rate of 20% on each of the first five anniversary dates of the grant.

(2) The options reflected in this table were granted at fair market value measured by the closing price of the Common Stock on the New York Stock Exchange on the date of grant.

(3) These potential realizable values are based on assumed rates of appreciation required by applicable regulations of the Securities and Exchange Commission.

(4) Richard A. Smith and Robert A. Smith do not participate in the Company's 1993 Equity Incentive Plan.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding stock options exercised during fiscal 1997 as of October 31, 1997 and the number and value of stock options held at October 31, 1997 by the executive officers named in the Summary Compensation Table.

                                                                      NUMBER OF
                                                                     SECURITIES
                                                                     UNDERLYING              VALUE OF
                                                                     UNEXERCISED            UNEXERCISED
                                                                   OPTIONS/SARS AT         IN-THE-MONEY
                                                                     OCTOBER 31,            OPTIONS AT
                                                                     1997(#)(5)         OCTOBER 31, 1997(4)
                                                                 -------------------    -------------------
                            SHARES ACQUIRED        VALUE            EXERCISABLE/           EXERCISABLE/
           NAME              ON EXERCISE(#)   REALIZED($)(1)        UNEXERCISABLE        UNEXERCISABLE(2)
--------------------------- ----------------  ---------------    -------------------    -------------------
Richard A. Smith(3)........       --              --                    --                      --
Robert A. Smith(3).........       --              --                    --                      --
Paul R. Del Rossi(4).......      5,100          $ 141,300          46,789/10,473       $1,263,340/$61,233
William B. Doeren..........       --              --                1,765/10,060       $   16,326/$90,430
John G. Berylson...........       --              --                 3,313/5,844       $   36,004/$62,052
G. Gail Edwards............       --              --                     0/7,120                0/$59,630

---------------

(1) Represents the difference between the closing price of the Common Stock on the New York Stock Exchange on the date of exercise and the option exercise price.

(2) The value of unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange at October 31, 1997, and the option exercise price for those shares. These values have not been realized. The closing price of the Company's Common Stock on the New York Stock Exchange on October 31, 1997 was $41.9375.

(3) Richard A. Smith and Robert A. Smith do not participate in the Company's 1993 Equity Incentive Plan.

(4) The number of shares listed in the first column for Mr. Del Rossi includes the surrender of vested options to purchase 5,100 shares of Common Stock at various exercise prices. The Company paid Mr. Del Rossi an aggregate of $141,300 in connection with those surrenders. That amount, which was calculated based on the difference between the closing price of the Common Stock on the New York Stock Exchange on the respective dates Mr. Del Rossi surrendered these options and the various option exercise prices, is included in the second column in this table.

(5) There are no outstanding SAR's.

              LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR

     The following table provides information regarding Long-Term Incentive Plan awards during the fiscal year ended October 31, 1997 to the executive officers named in the Summary Compensation Table.

                                             NUMBER OF SHARES,       PERFORMANCE OR OTHER PERIOD
                       NAME                UNITS OR OTHER RIGHTS     UNTIL MATURATION OR PAYOUT
          -------------------------------  ---------------------     ---------------------------
          Richard A. Smith (1)...........           --                     --
          Robert A. Smith (1)............           --                     --
          Paul R. Del Rossi (2)..........        $ 44,807                  --
          William B. Doeren (2)..........        $ 34,708                  --
          John G. Berylson (3)...........        $557,763                   2
          G. Gail Edwards (1)............           --                     --

(1) Richard A. Smith, Robert A. Smith and Ms. Edwards do not participate in any of the Company's Long-Term Incentive Plans.

(2) Messrs. Del Rossi and Doeren participate in General Cinema Theatres, Inc. EVA Incentive Plan. See the description of this plan under the Compensation Committee Report on Executive Compensation.

(3) Mr. Berylson participates in the GCC Investments, Inc. Incentive Plan (the "Pool Plan"). The amount in such incentive pool allocated to Mr. Berylson included $162,641, which is Mr. Berylson's share of 20% of (i) the realized cash profit from the Vision Express transaction plus (ii) certain dividends and directors' fees received, minus (iii) an 8% annually compounded rate of return to the Company, minus (iv) the remaining loss on the Company's food service investment; and (v) certain Group expenses. Of this amount, $113,849 or 70% is payable in cash in equal installments of $37,950 over three years, and $48,792 or 30% is payable in restricted stock, which vests 20% per year over five years. The number of shares of restricted stock awarded were based upon the closing price per share of the Company's Common shares on the New York Stock Exchange on October 31, 1997. In addition, Mr. Berylson was allocated $380,705, representing a 35% share of an investment banking fee relating to the acquisition of international theatre assets, which fee is payable in cash in three equal installments of $126,902 over two years. Mr. Berylson also received $14,417, representing a final payment in connection with a release of escrow proceeds from the sale of the Company's radio group investment in 1996.

                                 PENSION PLANS

     The Company maintains a funded, qualified pension plan known as the GC Companies, Inc. Retirement Plan (the "Retirement Plan"). Non-union employees of the Company who have reached the age of 21 and completed one year of service with 1,000 or more hours participate in the Retirement Plan, which pays benefits upon retirement or termination of employment by reason of disability. Benefits under the Retirement Plan become fully vested after five years of service with the Company.

     The Company also maintains a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded, nonqualified plan under which benefits are paid from the Company's general assets to supplement Retirement Plan benefits and Social Security. Executive, administrative and professional employees with an annual base salary at least equal to a selfadjusting minimum ($100,000 as of December 31, 1997) are eligible to participate in the SERP. Benefits under the SERP become fully vested after five years of service with the Company. Former Harcourt General employees who became employees of the Company in connection with the Spinoff have been given full credit under the SERP for their service with and compensation from Harcourt General. At normal retirement age (generally age 65), a participant with 25 or more years of service is entitled to payments under the SERP sufficient to bring his or her combined annual benefit from the Retirement Plan and the SERP, computed as a straight life annuity, up to 50% of the participant's highest consecutive 60 month average of annual pensionable earnings, less 60% of his or her estimated annual primary Social Security benefit. If the participant has fewer than 25 years of service or retired before age 62, the combined benefit is reduced. In computing the combined benefit, "pensionable earnings" means base salary, including any salary which may have been deferred.

     The following table shows the estimated annual pension benefits payable to employees in various compensation and years of service categories. The estimated benefits apply to an employee retiring at age 65 in 1998 who elects to receive his or her benefit in the form of a straight life annuity. These benefits include amounts attributable to both the Retirement Plan and the SERP and are in addition to any retirement benefits that might be received from Social Security.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                   UNDER THE RETIREMENT PLAN AND THE SERP(1)

                                                     TOTAL YEARS OF SERVICE
               AVERAGE             -----------------------------------------------------------
             PENSIONABLE                                                                 25
               EARNINGS               5           10           15           20        OR MORE
     ----------------------------  -------     --------     --------     --------     --------
     $100,000....................  $10,000     $ 20,000     $ 30,000     $ 40,000     $ 50,000
      200,000....................   20,000       40,000       60,000       80,000      100,000
      300,000....................   30,000       60,000       90,000      120,000      150,000
      400,000....................   40,000       80,000      120,000      160,000      200,000
      500,000....................   50,000      100,000      150,000      200,000      250,000

---------------

(1) The amounts actually payable will be lower than the amounts shown above, since the above amounts will be reduced by 60% of the participant's estimated primary Social Security benefit.

     The following table shows the pensionable earnings and credited years of service for the executive officers named in the Summary Compensation Table as of October 31, 1997 and years of service creditable at age 65. Credited service may not exceed 25 years for purpose of calculating retirement benefits under any of the Company's retirement plans. Richard A. Smith and Robert A. Smith do not participate in the Retirement Plan or the SERP.

                                                                         CREDITED YEARS OF SERVICE
                                         PENSIONABLE EARNINGS         -------------------------------
                                            FOR YEAR ENDED                   AT                  AT
                    NAME                   OCTOBER 31, 1997           OCTOBER 31, 1997         AGE 65
     ----------------------------------  --------------------         ----------------         ------
     Mr. Del Rossi.....................        $330,076                      21(1)               25(1)
     Mr. Doeren........................        $318,774                       2                  25
     Mr. Berylson......................        $300,138                       4                  16
     Ms. Edwards.......................        $253,346                       1                  24

---------------

(1) Pursuant to his previous employment agreement with the Company, Mr. Del Rossi received two years of service credit for each of his first five years of employment with the Company after the Spinoff for purposes of calculating his benefits under the SERP. See "Transactions Involving Management."

TRANSACTIONS INVOLVING MANAGEMENT

  Paul R. Del Rossi

     On December 14, 1993, the Company entered into an employment agreement with Mr. Del Rossi, then President and Chief Executive Officer of General Cinema Theatres, Inc. for an initial term of four years.

     On November 1, 1997, the Company entered into an amended employment agreement (the "Employment Agreement") with Mr. Del Rossi, Chairman of General Cinema Theatres, for a term of four years, pursuant to which Mr. Del Rossi will serve as Chairman of General Cinema Theatres, Inc. and receive a salary of $330,000 for fiscal year 1998, and a salary of at least $237,500 plus an hourly rate of $300 per hour for each hour worked over 792 hours per year for fiscal years 1999 through October 31, 2002, unless the Agreement is terminated earlier. Mr. Del Rossi will no longer participate in the EVA Plan, but will receive all previously earned EVA bonuses, and may earn a bonus for extraordinary performance as determined by the President of the Company.

     In addition, Mr. Del Rossi's stock options will vest as of October 31, 1998 and he will be eligible for stock options as determined by the Compensation Committee for fiscal years 1997 and 1998. His retirement benefits will continue under the Company's Retirement Plan. In lieu of benefits provided under the Company's SERP, the Company will fund $181,500 per year to a trust for his named beneficiaries. Through October 31, 2002, Mr. Del Rossi will receive family coverage under the Company's Executive Medical Plan, group term life insurance coverage, eligibility to participate in the Key Executive Deferred Compensation Plan and other fringe benefits afforded vice presidents of the Company. The Agreement may be terminated by the Company only for cause, death or disability. The Agreement may be terminated by Mr. Del Rossi upon a change of control, defined to be a change in Board composition after a change of ownership resulting in the Smith Family Group controlling less than twenty percent (20%) of the Company or a third party obtaining over twenty percent (20%) of the voting stock of the Company.

     If the Agreement is terminated due to total disability or change of control, salary to the end of term will be paid in a lump sum and all benefits will continue to the end of the term. If the Agreement is terminated by Mr. Del Rossi or the Company for cause, salary and bonuses will cease and benefits will cease, except for pension benefits and payments into trust in lieu of SERP payments. In the event of Mr. Del Rossi's death, salary will cease but beneficiaries will be entitled to group life insurance coverage, pension and trust payments will continue and Mr. Del Rossi's spouse will be entitled to family health coverage until the end of the original term.

     In addition, Mr. Del Rossi has agreed not to compete with the Company throughout the term of the Agreement and for a period of eighteen (18) months thereafter in the motion picture exhibition business.

     For purposes of the Employment Agreement, the term "cause" means a breach of duty in the course of employment involving fraud, acts of dishonesty, acts of moral turpitude, repeated insubordination, failure to devote his full time, loyalty and best efforts to the performance of his duties or conviction of a felony.

     Mr. Del Rossi is a participant in the Company's Key Executive Stock Purchase Loan Plan (the "Loan Plan"). From November 1, 1995 through January 20, 1998, and currently, the largest aggregate amount of indebtedness outstanding by Mr. Del Rossi under the Loan Plan was $420,000 (the "Loans"), and the annual rate of interest on the Loans at all times during such period was five percent (5.0%). The principal purpose of the Loan Plan, which provides loans to key employees to finance their purchase of shares of Common Stock, is to encourage the acquisition and retention of Common Stock by such employees so that the continuing proprietary interest of such employees in the Company may serve as an additional incentive to them. Each loan under the Loan Plan is evidenced by a promissory note bearing interest at a rate determined by the Compensation Committee of the Board of Directors of the Company, and is secured by a pledge of the securities purchased with the loan proceeds. The unpaid principal amount of each such loan (and any unpaid interest) becomes due and payable seven months after the loan participant's employment with the Company has terminated. The unpaid principal amount of a loan of a participant who ceases to be an employee of the Company (a) more than four years after the date of the loan or (b) by reason of involuntary discharge (except for cause), death, or retirement or disability, shall be repayable at the option of the participant (or his legal representative, as the case may be) either in cash or in the number of shares obtained with the proceeds of the loan. The aggregate unpaid principal amount of all stock purchase loans outstanding under the Loan Plan may not exceed $3.0 million at any time.

  William B. Doeren

     Pursuant to an agreement between Mr. Doeren and the Company, effective August 1995, Mr. Doeren is entitled to receive severance payments in the event his employment is terminated in certain situations. If the Company terminates Mr. Doeren's employment other than for cause or other than due to his total disability or death or if Mr. Doeren voluntarily terminates his own employment due to a change of control of the Company, Mr. Doeren will receive an amount equal to his then-current annual salary which amount will be paid in 12 monthly installments following such termination but will be reduced by any amounts received by him from other employment during the period beginning six months and ending 12 months following such termination.

  G. Gail Edwards

     The Company has provided loans totaling $120,000 to Ms. Edwards, the Company's Vice President, Chief Financial Officer and Treasurer. The loans bear interest at 5% per annum (with no interest on $100,000 thereof for fiscal year
1997) and are payable in annual principal installments equal to the lesser of $20,000 per year or 20% of Ms. Edwards annual bonus commencing January 1, 1998. The loans have a current principal balance of $100,000 and are unsecured and payable in full on or before December 31, 2002 or sooner if Ms. Edwards' employment is terminated for cause.

                             ---------------------

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings, nor shall such sections of this proxy statement be deemed to be incorporated into any future filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of William L. Brown (Chairman), Peter C. Read, Francis E. Sutherby and Leonard A. Schlesinger. The members of the Compensation Committee are all independent directors.

     The principal responsibility of the Committee is to review the performance of, and determine the compensation for, certain of the officers of the Company who are not also executive officers of Harcourt General. The individuals in this group include the named executive officers in the Summary Compensation Table. The compensation of Harcourt General's executive officers who are also executive officers of the Company is determined by Harcourt General's Compensation Committee.

  Compensation Policies

     The principal objectives of the Company's executive compensation program are to reward competitively its executive officers in order to attract and retain excellent management and to provide incentives that will most sharply focus the attention of those individuals on the goal of increasing the profitability of the Company over both the short and long terms.

     Early in each fiscal year, the Committee considers the recommendations of the Chief Executive Officer, which are supported by data generated by the Company's Human Resources Department, for each component of compensation of the Company's executive officers. The Committee reviews those recommendations and then approves them or makes such modifications as it deems appropriate.

     The principal components of the Company's compensation program are:

     Base Salary:

          Base salary is determined with reference both to salary survey information from recognized compensation consulting firms and to each executive officer's level of responsibility, experience and performance. The salary survey data is used to establish benchmark amounts for both base salary and total cash compensation for each executive position. Comparisons are made to a range of companies included in such salary surveys, with the principal selection criteria for comparisons being similar revenues to the Company or to the appropriate division within the Company. While there are no hard and fast rules which bind the Committee, the Company generally sets its salary and total cash compensation benchmarks (assuming that maximum bonuses are achieved) for executive officers at the 75th percentile of the comparison group of companies in order to compete for and retain the best management talent available. Because the Company competes for executive talent with a broad range of companies, the Committee does not limit its comparison information for compensation purposes to the companies included in the peer group in the Stock Performance Graph.

          The Committee reviews in detail the base salary levels for each of the executive officers of the Company. While the Committee uses the benchmarks as a reference point, a particular individual's base salary may vary from the benchmark depending upon his salary history, experience, individual performance, contractual obligations of the Company, guidelines determined by the Chief Executive Officer with respect to salary increases for the entire Company, and the subjective judgment of the Committee.

     Annual Incentive Plan:

          The bonus program is intended to put substantial amounts of total cash compensation at risk with the intent of focusing the attention of the executive officers on achieving both the Company's and their division's performance goals and their individual goals, thereby contributing to profitability and building shareholder value.

          The determination of annual bonuses for executive officers is based principally on the achievement of performance objectives by the operating division for which the executive officer is responsible and the executive's attainment of individual performance objectives which typically include achievement of specific tasks.

          Absent extraordinary circumstances, if the financial performance targets are exceeded, bonus awards are not increased over the maximum bonus values established by the Committee. If the performance targets are not met, bonus awards are generally reduced at the discretion of the Committee. If the Company and/or the relevant division falls sufficiently short of its performance target, there is a presumption that bonuses would not be paid absent special circumstances. If corporate and/or division performance targets are met, but an individual falls short of his or her performance goals, the individual's bonus could be reduced or eliminated in the discretion of the Committee.

          Prior to fiscal 1997, the economic performance objectives for Mr. Del Rossi, Mr. Doeren and the senior executives of General Cinema Theatres, Inc. included operating cash flow, film gross profit, patronage and concession sales. The inclusion and relative weighting of these several objectives varied depending on the scope of each individual's responsibilities. For fiscal 1997 and beyond, the Board and the Compensation Committee have adopted an Economic Value Added (EVA)(R) Incentive Plan, described under Long Term Incentive Programs below, which replaces the current bonus plan for executives of General Cinema Theatres, Inc.

     Stock Incentives:

          The Committee's purpose in awarding equity based incentives, principally in the form of stock options which vest over a five year period and terminate ten years from the date of grant, is to achieve as much as possible an identity of interest between the executives and the long term interest of the stockholders.

          The principal factors considered in determining which certain executives of the Company (including certain of the named executive officers) were awarded equity based compensation in fiscal 1997, and in determining the types and amounts of such awards, were salary levels, equity awards granted to executives at other companies, as well as the performance, experience and level of responsibility and length of service of each executive officer. Mr. Del Rossi, Mr. Doeren and the Senior executives of General Cinema Theatres, Inc., who participate in the Theatre EVA Plan, have stock incentives awarded in accordance with that Plan.

     Long Term Incentive Programs:

          General Cinema Theatres, Inc. The Board and the Compensation Committee adopted an Economic Value Added (EVA)(R) Incentive Plan for executives of General Cinema Theatres, Inc. effective for fiscal year 1997 and beyond. The purpose of the EVA Incentive Plan is to provide incentive compensation to certain key employees, including executive officers of General Cinema Theatres, Inc., in a form which attempts to correlate the incentive compensation payment to increases in the Company's value to its stockholders. In general, the EVA is the excess of net operating profit after taxes, with certain adjustments, less a capital charge. The capital charge is a historical approximation of the return that can

---------------

     EVA(R) is registered trademark of Stern Stewart & Co.

     be expected by the providers of the Company's capital. The Committee believes that EVA is the financial performance measure which most closely corresponds with increases in shareholder value.

          EVA performance is determined by reference to the amount of improvement or deterioration in EVA within a determined interval amount. If the actual annual EVA is in excess of the target EVA for such year, the performance calculation will produce an incentive compensation amount in excess of the target incentive award; if the annual EVA is less than the target EVA but within the interval, the performance calculation will produce an incentive compensation amount which is less than the target EVA award. Individual target incentive awards ("Target Bonuses") under the EVA Incentive Plan range between 35% and 50% of base compensation. For fiscal 1997 and subsequent Plan years, the target EVA will be the sum of the actual EVA for the prior year, plus an expected EVA improvement amount to be determined by the Committee. The expected EVA improvement amount has been determined for five years as follows: $2.3 million in 1997, $2.4 million in 1998, $2.5 million in 1999, $2.6 million in 2000, and $2.8 million in 2001. In 1997, the Company's EVA fell within the determined interval amount, but did not reach the target EVA. As a result, Target Bonuses were not achieved, but approximately 28% of the Target Bonus amount was awarded in accordance with the terms of the Plan.

          Pursuant to the EVA Incentive Plan, there are no limitations on the amounts an executive may earn for any one year. The "Reserve Account" feature of the EVA Incentive Plan, however, ensures that extraordinary EVA improvements are sustained before extraordinary bonus awards are paid. Each year the bonus declared is added to the outstanding Reserve Account balance (which has an initial balance of zero), resulting in a balance available for payment. Up to Target Bonus is immediately drawn out, and then one-third of any remaining balance is also drawn out, with the remaining two-thirds carried forward to the next year. If the Reserve Account is greater than Target Bonus, then Target Bonus plus one-third of the remainder will be drawn. Of this draw, a fixed amount is to be paid automatically and the remainder is contingent upon the achievement of professional objectives. A Reserve Account is"at risk" in the sense that performance above target must be sustained in order for the bank to remain positive. If performance is below target, the Reserve Account will be drawn down, and can even go negative. This "at risk" amount maintains the fixed sharing relationship between long term cumulative pay and cumulative performance.

          Upon termination of employment due to death, disability or retirement, the available balance in the Reserve Account will be paid to the terminating executive of his designated beneficiary or estate. Executives who voluntarily leave to accept employment elsewhere or who are terminated for cause forfeit any positive Reserve Account balances.

          GCC Investments, Inc. The Board and the Compensation Committee recently adopted the GCC Investments, Inc. Incentive Pool Plan, which was approved by the stockholders at the 1997 Annual Meeting, for executives of the Company's investment group. This incentive pool provides payments based upon criteria that measure realized returns to the Company from its investments over time, and is described in detail below under the caption "The GCC Investments, Inc. Incentive Pool Plan."

     Summary of the GCC Investments, Inc. Incentive Plan

          The Plan is administered by the Committee which is composed of non-employee directors who are not eligible to participate in the Plan.

ELIGIBILITY

     The employees eligible (the "Eligible Employees") to participate in and receive compensation under the Plan are the officers of GCCI with the titles of Chief Investment Officer, Senior Vice President and Senior Investment Officer. Two employees of GCCI currently are eligible to participate in the Plan.

DETERMINATION OF AWARDS

     An award pool is determined based on the net gains resulting from (i) a cash profit being realized as a result of a disposition of an investment made by GCCI, (ii) securities becoming transferable pursuant to an initial public offering, (iii) a reevaluation of an investment six years from the date of the investment or (iv) such other similar event that the Committee may designate (collectively, a "Sale Event"). The net gains attributable to each Sale Event are determined based on the amount of cash realized or realizable by GCCI as a result of the Sale Event less an assumed rate of return and certain deductions which reflect the cost of doing business. The Committee shall establish at or prior to the beginning of each fiscal year (or by such later date as may be permitted under Section 162(m) for the establishment of goals pursuant to which performance-based compensation is to be payable for a particular period), the specific methodology to be applied during the fiscal year to determine net gains (e.g., what after-tax losses and expenses are to be deducted in determining net gains). Once the net gain from any Sale Event has been determined, 20% of such amount is set aside for awards to be made under the Plan.

     For any pool which relates to an investment made prior to November 1, 1996, 46% of such pool shall be allocated to the Chief Investment Officer and 34% will be allocated to the Senior Vice President employed by GCCI on that date.

     For any pool which relates to an investment made on or after November 1, 1996, 35% of such pool shall be allocated to the Chief Investment Officer, 25% to the Senior Vice President and 20% will be reserved for allocations to newly hired Senior Vice Presidents, if any, or Senior Investment Officers. When an Eligible Employee is hired, the Committee may allocate a pool percentage to such individual, which may vest over such period of time as the Committee may deem reasonable.

     Once a total of 80% of pool percentages have been allocated to Eligible Employees, the Committee may then also allocate another 10% to newly hired Eligible Employees. In no event may more than 90% of pool percentages be allocated to Eligible Employees under the Plan. Once a total of 90% of pool percentages have been allocated to Eligible Employees, future allocations to newly hired Eligible Employees will be deducted from Eligible Employees who already have allocations on a pro rata basis so that total allocations to Eligible Employees never exceed 90%. In addition, no Eligible Employee (other than the Chief Investment Officer) will ever be entitled to a portion of a pool in excess of 25% of the total pool. The portion of any pool which is not allocated or used for payments to Eligible Employees may be used to cover expenses or losses or make other payments to GCCI employees.

FORM AND PAYMENT OF AWARDS

     If an Eligible Employee is entitled to a pool allocation, 70% of such pool allocation will be paid in such number of installments as the Committee may specify. The remaining 30% of an Eligible Employee's pool allocation shall be paid in cash or awards of restricted Common Stock awarded under the 1993 Equity Incentive Plan, or a combination thereof, as determined by the Compensation Committee. This portion of an Eligible Employee's pool allocation shall be payable, or in the case of restricted Common Stock shall vest, in a number of substantially equal installments specified by the Committee.

     Except as described under "Termination of Employment" below and except with respect to the first in the series of any installment payments, an Eligible Employee must be employed on the payment or vesting date to be entitled to receive or vest in such installment. For any part of an Eligible Employee's pool allocation awarded in cash, installments after the first installment shall be credited with interest until paid at an annual rate specified by the Committee from time to time.

     Any Eligible Employee entitled to a cash payment under the Plan may elect to defer payment of up to 100% of any such amount in accordance with the terms of the Plan. Any such deferred amounts will be credited with interest until paid based on an annual rate specified by the Committee from time to time. However, alternatively, the Committee may, from time to time, select one or more investment vehicles to be made available as a measuring standard for crediting earnings or losses on such deferred amounts and allow an annual eligible employee to select from such vehicle.

TERMINATION OF EMPLOYMENT

     Any Eligible Employee who voluntarily terminates employment from the Company or who is terminated for cause prior to receiving a cash installment or vesting in a restricted stock award shall forfeit all rights to such benefits. An Eligible Employee who dies or becomes permanently disabled or who retires with the approval of GCCI shall be entitled to payment of any unpaid amount in accordance with the remainder of the installment schedule. An Eligible Employee who is terminated by the Company for reasons other than for cause or who voluntarily terminates employment will be entitled to receive all amounts vested but will forfeit any unvested amounts. In addition, such an Eligible Employee shall be entitled to share in the proceeds of any Sale Event which occurs within twelve months following termination to the extent vested, at the time of termination.

CHANGE OF CONTROL

     The Plan provides that in the event of a "Change in Control" (as defined in the Plan) of the Company, all shares of restricted stock awarded shall immediately become fully vested and any non-vested installment payments shall be paid.

AMENDMENT OR TERMINATION OF THE PLAN

     The Company may at any time amend, suspend or discontinue the Plan in whole or in part. Generally, no such action may, without the approval of the Eligible Employees, affect any Eligible Employee's rights to benefits attributable to Sale Events which have already occurred.

CALCULATION OF PLAN BENEFITS FOR FISCAL YEAR 1997

     For Fiscal Year 1997, total benefits under the GCC Investments, Inc. Incentive Plan totaled $1,472,638. The Vision Express transaction resulted in a $353,567 incentive payment representing 20% of the determined realized cash profit from the Vision Express transaction, plus certain dividends and directors' fees, minus an 8% annually compounded rate of return to the Company, less the remaining loss on the Company's investment in its food service investment, and less certain Group expenses. This amount is payable 70% in cash in three equal installments over two years, and 30% in restricted stock which vests 20% per year over five years. Investment banking fees earned in connection with the acquisition of certain theatre assets in Mexico and Argentina amounted to $1,087,730, which is payable in three equal installments over two years. Lastly, $31,341 related to the release of escrow proceeds from the sale of the Company's radio group investment in 1996.

  Compensation of the Chief Executive Officer

     Richard A. Smith is also the Chairman and Chief Executive Officer of Harcourt General and a principal member of the Smith Family Group, which owns approximately 28.4% of the outstanding Common Stock of the Company. All of Mr. Smith's cash and non-cash compensation is paid directly by Harcourt General and is approved by the Harcourt General Compensation Committee. Mr. Smith receives no compensation directly from the Company. However, pursuant to the Intercompany Services Agreement between the Company and Harcourt General, Harcourt General provides certain management and other corporate services to the Company, including Mr. Smith's services as Chief Executive Officer of the Company. During fiscal 1997, the Company paid or accrued $495,537 to Harcourt General for all of its services under the Intercompany Services Agreement, of which $242,838 was attributable to Mr. Smith's services. While the Special Review Committee of the Company reviews each year the appropriateness of the charges by Harcourt General to the Company under the Intercompany Services Agreement, neither this Committee nor the Special Review Committee plays any role in determining the compensation that Mr. Smith receives from Harcourt General.

  Compliance with the Internal Revenue Code

     The Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation in excess of $1 million per year paid to each of the executive officers named in the Summary Compensation Table who are employed by the Company on the last day of the fiscal year. The Committee and the Board of Directors recently adopted the GCC Investments, Inc. Incentive Pool Plan, which was approved by the stockholders of the Company at the 1997 Annual Meeting (see "The GCC Investments, Inc. Incentive Pool Plan"). This Plan allows the Committee to continue to award stock incentives and cash bonuses to executives of GCC Investments, Inc. based on objective criteria. The stock incentives and cash bonuses awarded under the Plan will be characterized as "performance based" compensation and therefore will be fully deductible by the Company. Compensation resulting from awards under the Company's 1993 Equity Incentive Plan is not subject to the deductibility limit. The Committee will continue to monitor the requirements of the Code to determine what actions should be taken by the Company in order to preserve the tax deduction for executive compensation to the maximum extent, consistent with the Company's continuing goals of providing the executives of the Company with appropriate incentives and rewards for their performance.

                                            COMPENSATION COMMITTEE:

                                            William L. Brown, Chairman
                                            Peter C. Read
                                            Francis E. Sutherby
                                            Leonard A. Schlesinger

                            STOCK PERFORMANCE GRAPH

     The graph set forth below compares the total cumulative return on the Company's Common Stock to the total cumulative return during the three fiscal years ended October 31, 1997 of the Standard & Poor's 500 Index and a peer group index consisting of AMC Entertainment Inc., Carmine Cinemas, Inc., Cineplex Odeon Corp. and Regal Cinemas, Inc. The graph assumes a $100 investment in the Company's Common Stock and in each index at October 31, 1994 and that all dividends were reinvested. The common stocks of the companies in the peer group indices have been weighted annually to reflect relative stock market capitalization.
                                   [GRAPH]

        Measurement Period             GC Companies,
      (Fiscal Year Covered)                Inc.            S&P 500 Index        Peer Index
31-Oct-93                                       100.00              100.00              100.00
31-Oct-94                                        85.61              104.87              121.27
31-Oct-95                                        97.73              132.59              124.47
31-Oct-96                                       102.65              164.55              151.86
31-Oct-97                                       130.30              217.39              156.31

     Since the Company's securities have been publicly traded only during fiscal 1994, 1995, 1996 and 1997 the graph reflects information only with respect to those years. The comparisons provided in this graph are not intended to be indicative of possible future performance of the Company's stock.

            2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although Delaware law does not require that the selection by the Board of Directors of the Company's auditors be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 1998.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders. The Company paid or accrued approximately $500,000 for audit and tax services rendered by Deloitte & Touche LLP for the fiscal year ended October 31, 1997.

     Approval of the proposal to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year requires a favorable vote of a majority of the issued and outstanding Common Stock represented and entitled to vote at the Annual Meeting. Abstentions will be treated as votes cast. Broker non-votes will be treated as present but not voting. On this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1998.

                               3.  OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                           DEADLINE FOR SUBMISSION OF
                   1999 STOCKHOLDER PROPOSALS AND NOMINATIONS

     In order for stockholder proposals to be considered by the Company for inclusion in the proxy material for the Annual Meeting of Stockholders to be held in 1999, they must be received by the Company at its principal executive offices by November 15, 1998. Any nominations for the Board of Directors must also be received no later than November 15, 1998. See "Meetings and Committees of the Board of Directors."

                                                By Order of the Board of
                                                Directors

                                                        PHILIP J. SZABLA
                                                           Secretary

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, ALL STOCKHOLDERS ARE URGED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                       GCX-PS-98

Wachovia Corporate Services, Inc.
Trust Services Division
301 North Main Street
Winston-Salem, North Carolina 27150-3099

                                                                January 26, 1998

TO:      Participants in the GC Companies, Inc.
         Employee Stock Ownership Plan

FROM:    Wachovia Bank of North Carolina, N.A.
         Trustee of the Employee Stock Ownership Plan

     As a participant in the non-contributory Employee Stock Ownership Plan ("ESOP") of GC Companies, Inc., which owns shares of GC Companies, Inc. Common Stock ("Common Stock"), you are entitled to instruct the Trustee on how to vote the shares of Common Stock in your account on matters scheduled to come before the Annual Meeting of Stockholders of GC Companies, Inc., to be held on Tuesday, March 3, 1998.

     A proxy statement, voting instruction card and return envelope are enclosed. Please complete, date and sign the voting instruction card and mail it promptly in the return envelope to exercise your right to direct the Trustee with respect to shares of Common Stock allocated to your account.

     If you own shares of Common Stock outside of the ESOP, you will receive similar materials for those shares in a separate mailing. Please return both cards in their separate return envelopes if you wish to fully participate in the matters being submitted to the stockholders of GC Companies, Inc.

                               GC COMPANIES, INC.

         COMMON STOCK PROXY                          COMMON STOCK PROXY

                 ANNUAL MEETING OF STOCKHOLDERS - MARCH 3, 1998

Robert A. Smith, G. Gail Edwards, and Philip J. Szabla and each of them (a majority of those present and acting to have all the powers hereunder), with several powers of substitution, are hereby authorized to represent and vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders of GC Companies, Inc. to be held at the corporate headquarters of GC Companies, Inc., 27 Boylston Street, Chestnut Hill, Massachusetts on Tuesday, March 3, 1998 at 10:00 A.M. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated January 26, 1998 and a copy of the Annual Report for the year ended October 31, 1997.

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF GC COMPANIES, INC. RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW, FOR PROPOSAL 2. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.

ELECTION OF CLASS I DIRECTORS

NOMINEES: FRANCIS E. SUTHERBY, LEONARD A. SCHLESINGER

                 (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)

/X/ Please mark votes
    as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                     FOR    WITHHELD                                          FOR   AGAINST  ABSTAIN
1. ELECTION OF      /__/      /__/      2.  APPROVAL OF DELOITTE &            /__/    /__/     /__/
                                            TOUCHE LLP AS INDEPENDENT
                                            AUDITORS OF THE COMPANY
                                            FOR THE CURRENT FISCAL YEAR.

___________________________________
   /__/ FOR BOTH NOMINEES EXCEPT
        AS NOTED ABOVE.


                                        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
                                        MARK HERE                   MARK HERE
                                        FOR ADDRESS                 IF YOU PLAN
                                        CHANGE AND                  TO ATTEND
                                        NOTE AT LEFT.               THE MEETING.


                                        For joint accounts, each owner should sign.
                                        Executors, Administrators, Trustees, etc.
                                        should give full title.

Signature ______________________________Date_____    Signature___________________________Date_____

                                               DETACH HERE

                        CONFIDENTIAL VOTING INSTRUCTIONS
                    TO: WACHOVIA BANK OF NORTH CAROLINA, N.A.
                              AS TRUSTEE UNDER THE
                               GC COMPANIES, INC.,
                          EMPLOYEE STOCK OWNERSHIP PLAN
              WITH RESPECT TO THE ANNUAL MEETING OF STOCKHOLDERS OF
                       GC COMPANIES, INC. - MARCH 3, 1998.

         I hereby instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of GC Companies, Inc. which are credited to my account under the above-referenced Plan at the Annual Meeting of Stockholders of GC Companies, Inc. to be held at the corporate headquarters of GC Companies, Inc., 27 Boylston Street, Chestnut Hill, Massachusetts on Tuesday, March 3, 1998 at 10:00 a.m. and at any adjournments thereof. The undersigned hereby revokes any Proxy previously given and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated January 26, 1998 and a copy of the Annual Report for the year ended October 31, 1997.

         THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF GC COMPANIES, INC. RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW, FOR PROPOSAL 1 AND PROPOSAL 2. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE SO VOTED.


ELECTION OF CLASS I DIRECTORS

NOMINEES: FRANCIS E. SUTHERBY, LEONARD A. SCHLESINGER


                 (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)

/X/ Please mark votes
    as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                     FOR    WITHHELD                                          FOR   AGAINST  ABSTAIN
1. ELECTION OF      /__/      /__/      2.  APPROVAL OF DELOITTE &            /__/    /__/     /__/
                                            TOUCHE LLP AS INDEPENDENT
                                            AUDITORS OF THE COMPANY
                                            FOR THE CURRENT FISCAL YEAR.

___________________________________
   /__/ FOR BOTH NOMINEES EXCEPT
        AS NOTED ABOVE.


                                        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
                                        MARK HERE                             MARK HERE
                                        FOR ADDRESS                           IF YOU PLAN
                                        CHANGE AND                            TO ATTEND
                                        NOTE AT LEFT.                         THE MEETING.


                                        For joint accounts, each owner should sign.
                                        Executors, Administrators, Trustees, etc.
                                        should give full title.

Signature ____________________Date_____    Signature___________________Date_____